Exhibit 99.01

Contacts:	Investors	Media
	Kim Watkins	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-3324	650-944-6251
	kim_watkins@intuit.com	diane_carlini@intuit.com

Diane Greene to Step Down From Intuit Board of Directors;
Former Amazon.com CFO Thomas Szkutak Nominated

MOUNTAIN VIEW, Calif. - Oct. 19, 2017 - Intuit Inc. (Nasdaq: INTU) announced that Diane Greene will step down from the company’s board of directors after 11 years of service. In addition, the board has nominated Thomas Szkutak, to stand for election to the board at the annual meeting.
“I’m grateful for Diane’s contributions, leadership and vision that helped Intuit transform its business over the last decade,” said Brad Smith, Intuit chairman and chief executive officer.
“When Diane joined the board in 2006, we were on the cusp of moving to the cloud. Today, our One Intuit Ecosystem helps power prosperity for customers all over the globe. On behalf of Intuit and the board of directors, I want to thank Diane for her commitment and encouragement that helped turn our vision into awesome experiences for our customers.”
Greene was co-founder and the CEO of VMware from 1998 until 2008. She is the CEO for Google's cloud businesses, and also serves on the company’s board of directors. Greene will continue serving on the Intuit board until the annual shareholder meeting in January, 2018.
Board Nominates Szkutak
Szkutak was the former senior vice president and chief financial officer at Amazon.com from 2002 to 2015. He previously spent 20 years with General Electric, where he held a variety of leadership positions both within the United States, and throughout Europe, Asia and Australia.
“Tom’s financial and global experience will serve Intuit well as we work to strengthen the power of our ecosystem and deliver unparalleled benefits to our consumers, small business and self-employed customers,” said Smith. “I’m thrilled to have the opportunity to bring on someone like Tom to Intuit, and look forward to benefitting from his knowledge and experience, both of which will contribute to the growth and success for all of our stakeholders.”

Intuit announced changes to its Board of Directors

About Intuit
Intuit Inc. is committed to powering prosperity around the world for consumers, small businesses and the self-employed through its ecosystem of innovative financial management solutions.
Its flagship products and services include QuickBooks® and TurboTax®, which make it easier to manage small businesses and tax preparation and filing. QuickBooks Self-Employed provides freelancers and independent contractors with an easy and affordable way to manage their finances and save money at tax time, while Mint delivers financial tools and insights to help people make smart choices about their money.
Intuit's ProConnect brand portfolio includes ProConnect Tax Online, ProSeries® and Lacerte®, the company's leading tax preparation offerings for professional accountants.
Founded in 1983, Intuit serves 46 million customers in North America, Europe, Australia, Brazil and India, with revenue of $5.2 billion in its fiscal year 2017. The company has approximately 8,200 employees with major offices in the United States, Canada, the United Kingdom, India, Israel, Australia and other locations. More information can be found at www.intuit.com.